Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is effective as of December 18, 2017 (the “Effective Date”), between Aytu BioScience, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 206, Englewood, CO 80112 USA, hereinafter referred to as the “Company”), and David A. Green (“Employee”).

RECITALS

WHEREAS, the Company is a duly organized Delaware corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing pharmaceuticals, medical devices, and other healthcare products; and

WHEREAS, the Company desires Employee’s experience, skills, abilities, background and knowledge, and is willing to engage Employee’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree to the terms and conditions of this Agreement as follows:

1. Employment for Term. The Company hereby agrees to employ Employee and Employee hereby accepts such employment with the Company. The term of this Agreement (the “Term”) will commence on the Effective Date and shall continue until the termination of Employee’s employment in accordance with the provisions of this Agreement. The termination of Employee’s employment under this Agreement shall end the Term but shall not terminate Employee’s or the Company’s other obligations that are intended to survive the termination of this Agreement (including without limitation, the payments under Sections 7 and 8 and Employee’s obligations under Section 9).

2. Position and Duties. During the Term, Employee shall serve as Chief Financial Officer (CFO), Secretary, and Treasurer of the Company, and perform such duties as are consistent with such positions. The Employee shall report to the Chairman and Chief Executive Officer of the Company. During the Term, Employee shall also hold such additional positions and titles as the Chairman and Chief Executive Officer of the Company may determine from time to time. During the Term, Employee shall devote as much time as is necessary to satisfactorily perform his duties as CFO of the Company. Employee may engage in any civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company. During the Term, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Employee to be adverse or antagonistic to the Company, its business or prospects, its financial position, or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. This provision shall encompass any advisory boards of which Employee is or becomes a member of during the term hereof. Employee shall provide written disclosure to the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) as to all advisory boards on which Employee sits, and will provide the Company with written notice within 10 business days of Employee agreeing to sit on any additional advisory boards. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary of $250,000 per annum, payable at least monthly on the Company’s regular pay cycle for professional employees (the “Base Salary”). Except as specifically otherwise provided herein, the Base Salary may be increased only by the Compensation Committee or a majority of the independent members of the Board.

(b) Annual Review. The Base Salary shall be reviewed at the end of each fiscal year (the first such review to occur at the end of fiscal year 2018).

(c) Relocation. The Company will reimburse Employee for reasonable and customary expenses incurred in moving himself and his family from his existing residence to his new residence in the Denver area. Covered expenses will include carrier transportation by an approved carrier of normal household goods and personal effects, exclusive of automobiles, boats, recreational vehicles, explosives, firearms, outdoor structures, items of exceptional value, or any item in which the moving costs exceed its value, and customary packing and unpacking charges. Employee will have six (6) months from the Effective Date in which to use this benefit. Within thirty (30) days after incurring any covered expense, Employee will provide such documentation as may be reasonably requested by the Company to substantiate expenses to be reimbursed pursuant to this section. Any relocation expenses paid to Employee pursuant to this Section 3(c) will be subject to repayment by Employee if Employee resigns his employment without Good Reason (as defined below) or if the Company terminates Employee’s employment with Cause (as defined below). The amount of the repayment will be determined on a sliding scale based on the amount of time Employee has been employed by the Company as set forth below.

(i) If Employee resigns his employment without Good Reason or if the Company terminates Employee’s employment with Cause during the first six (6) months of Employee’s employment with the Company, Employee will repay one hundred percent (100%) of reimbursed relocation expenses.

(ii) If Employee resigns his employment without Good Reason or if the Company terminates Employee’s employment with Cause after completing six (6) months of employment but before completing twelve (12) months of employment with the Company, Employee will repay seventy-five percent (75%) of reimbursed relocation expenses.

(iv) If Employee resigns his employment without Good Reason or if the Company terminates Employee’s employment with Cause after completing twelve (12) months of employment but before completing eighteen (18) months of employment with the Company, Employee will repay fifty percent (50%) of reimbursed relocation expenses.

(v) If Employee resigns his employment without Good Reason or if the Company terminates Employee’s employment with Cause after completing eighteen (18) months of employment but before completing twenty-four (24) months of employment with the Company, Employee will repay twenty-five percent (25%) of reimbursed relocation expenses.

(vi) After Employee has completed twenty-four (24) months of employment with the Company, no repayment of reimbursed relocation expenses will be required in the event of any termination of Employee’s employment.

(d) Equity Compensation. In connection with the execution of this Agreement, the Company hereby agrees to grant, on or promptly after January 1, 2018, 75,000 restricted shares of Company Common Stock (the “Restricted Shares”). The Restricted Shares shall vest in accordance with the terms set forth in the Restricted Stock Award Agreement attached as Exhibit A hereto. Additional equity grants may be made annually during the Term in the amount approved by the Compensation Committee and commensurate with the performance level of the Employee.

(e) Bonus Compensation. The Employee shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) with a target amount of fifty percent (50%) of the Base Salary, subject to standard deductions and withholdings, based on the Compensation Committee’s determination, in good faith, and based upon the Employee’s individual achievement and company performance objectives as set by the Board or the Compensation Committee, of whether the Employee has met such performance milestones as are established for the Employee by the Board or the Compensation Committee, in good faith, in consultation with the Employee (hereinafter referred to as the “Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Employee’s performance and the Company’s financial and operational performance. The Employee’s Bonus target will be reviewed annually and may be adjusted by the Board or the Compensation Committee in its discretion, provided however, that the Bonus target may only be reduced upon Employee’s written consent. The Employee must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions hereof. Bonuses shall be paid during the calendar quarter following the calendar quarter for which such Bonus was earned when Performance Milestones are met during a calendar quarter. Fourth quarter Bonuses and Bonuses calculated on the basis of partial Performance Milestone satisfaction shall be paid within 75 days of fiscal year-end.

(f) Other and Additional Compensation. Subsections (a), (d), and (e) above establish Employee’s compensation during the Term which shall not preclude the Board from awarding Employee a higher salary or any bonuses or stock options, restricted stock or other forms of additional equity awards in the discretion of the Board during the Term at any time.

4. Employee Benefits. During the Term, Employee shall be entitled to participate at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. For the term of this Agreement, Employee shall be entitled to paid time off at the rate of five (5) weeks per annum. In accordance with Company policy, unused paid time off may not be carried over from year to year.

5. Expenses. The Company shall reimburse Employee for actual, reasonable out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses which shall be submitted in such form, and with such supporting documentation, as called for or required by Company policy.

6. Termination.

(a) General. The Term shall end immediately upon Employee’s death. Employee’s employment may also be terminated by the Company with or without Cause or as a result of Employee’s Disability, as defined in Section 7 or by Employee with or without Good Reason (as such terms are defined below).

(b) Notice of Termination. Either party shall give written notice of termination to the other party.

(c) Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about his rights and obligations under this Agreement and the PIA (hereinafter defined).

7. Severance Benefits.

(a) Cause Defined. “Cause” means (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee’s gross negligence in performing any of his duties under this Agreement; (iii) Employee’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Employee’s willful and deliberate violation of a Company policy, (v) Employee’s unintended but material breach of any written policy applicable to all employees adopted by the Company which is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) days after notice thereof; (vi) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party as to which the Employee owes an obligation of nondisclosure as a result of the Employee’s relationship with the Company, (vii) the Employee’s willful and deliberate breach of his obligations under this Agreement, or (viii) any other material breach by Employee of any of his obligations in this Agreement which is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) days after notice thereof.

(b) Disability Defined. “Disability” shall mean (i) Employee’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in Employee being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period) or (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent or near-permanent duration. Until such time as Employee is terminated for Disability under this paragraph (b), Employee shall continue to receive his Base Salary hereunder, provided that if the Company provides Employee with disability insurance coverage, payments of Employee’s Base Salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Company shall give Employee written notice of termination due to Disability which shall take effect sixty (60) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void). In the event that the Company terminates Employee’s employment as a result of his Disability, Employee shall be entitled to the same benefits as if his employment had been terminated by the Company without Cause.

(c) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s written consent: (i) there is a material reduction of the level of Employee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the Base Salary be reduced below the amount stated in Section 3(a)), (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in Employee’s responsibilities or authority); or (iii) there is a material change in the principal geographic location at which Employee must perform his services (it being understood that the relocation of Employee to a facility or a location within forty (40) miles of the State Capitol Building in Denver, Colorado shall not be deemed material for purposes of this Agreement). No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within 30 days of receipt of written notice from Employee specifying the event or events which, absent cure, would constitute “Good Reason.”

(d) Accrued Compensation Defined. As used herein, “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued by Employee through the date of termination of this Agreement but not paid as of such date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) any expense allowance pursuant to Company policy, (iv) accrued but unused vacation pay per Company policy, and (v) bonuses and incentive compensation earned and awarded prior to the date of termination. Accrued Compensation shall be paid on the first regular pay date after the date of termination (or earlier, if required by applicable law).

(e) Termination.

(i) Cause; Without Good Reason; Death. If the Company ends the Term for Cause, if Employee resigns as an employee of the Company for reasons other than an event of Good Reason, or the Employee dies while employed, then the Company shall pay to Employee the Accrued Compensation but shall have no obligation to pay Employee any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law or pursuant to the applicable award agreement or plan, be forfeited immediately upon the end of the Term. For the sake of clarity, any stock options, restricted stock or other equity compensation shall, to the extent vested on the date of resignation without Good Reason, the date the Company ends the Term for Cause, or the date of Employee’s death, remain outstanding and exercisable to the extent provided in the applicable award agreement or plan, by the Employee or his personal representative or executor.

(ii) Without Cause; Disability; Good Reason. In the event that the Company terminates Employee’s employment hereunder without Cause or because of Disability, or the Employee terminates his employment with Good Reason, he shall be entitled to the Accrued Compensation and, subject to Section 21 and 22 below, the following:

(A) A lump sum payment equal to one hundred percent (100%) of his Base Salary in effect at the date of termination, less applicable withholding.

(B) Continued participation (via state or federal insurance continuation laws such as COBRA, to the extent available) in the health and welfare plans (or comparable plans, if continued participation in the Company’s plans is not available) provided by the Company to Employee at the time of termination for a period of twelve (12) months from the date of termination or, if earlier, until he is eligible for comparable coverage with a subsequent employer. The Company agrees to reimburse the Employee for the same portion of the continuation premium as it had paid immediately prior to the termination. Premium reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for insurance coverage. Employee shall give the Company prompt notice of his eligibility for comparable coverage. The Company will have the right to terminate such payment of COBRA premiums on behalf of Employee and instead pay Employee a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code.

(C) In the event of a termination Without Cause or for Good Reason, Employee’s Restricted Shares will vest in accordance with the terms of the Restricted Stock Agreement.

(D) Any severance payments and/or other separation benefits contemplated by this Agreement are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the PIA (as defined herein); (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, (x) a customary general release of claims relating to Employee’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and (y) a customary affirmation of Employee’s continuing obligations hereunder and under the PIA.

Unless otherwise required by law, no severance payments and/or benefits under this Agreement will be paid and/or provided until after the expiration of any relevant revocation period. Subject to the effectiveness of the release, the severance payments shall be paid on the first payroll date that begins 30 days after Employee’s termination of employment.

8. Change in Control Payments. The provisions of this Section 8 set forth the terms of an agreement reached between Employee and the Company regarding Employee’s rights and obligations upon the occurrence of a “Change in Control” (as hereinafter defined) of the Company during the Term. These provisions are intended to assure and encourage in advance Employee’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section 7.

(a) Equity. Upon the occurrence of a Change in Control, all stock options, restricted stock and other stock-based grants to Employee by the Company or that may be granted in the future shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse. All stock options shall remain exercisable from the date of the Change in Control until the expiration of the term of such stock options.

(b) Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than the Company, or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes); or

(2) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(3) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

9. Proprietary Information and Inventions Agreement. As a condition of Employee’s employment with the Company, Employee agrees to sign the Company’s standard form of Proprietary Information and Inventions Agreement (“PIA”).

10. Successors and Assigns.

(a) Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and his personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company’s assets or business or into or with which the Company may be consolidated or merged. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

11. Entire Agreement. This Agreement (together with the equity award agreements referred to herein) represents the entire agreement between the parties concerning Employee’s employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee:	2174 Preston Street
Salt Lake City, UT

To the address specified in the payroll records of the Company.

If to the Company:	Aytu BioScience, Inc.
373 Inverness Parkway
Suite 206
Englewood, Colorado 80112

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument. The parties agree that facsimile signatures shall have the same force and effect as original signatures.

19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of Colorado, as applied to a contract executed within and to be performed in such State. The parties agree that all disputes related to or arising out of Employee’s employment with the Company, including but not limited to disputes relating to the validity, interpretation, performance, breach, or enforcement of this Agreement and any amendments or modifications hereto shall be definitively resolved by binding arbitration before the American Arbitration Association in Denver, Colorado in accordance with its Employment Arbitration Rules then in effect. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any, but excluding Employee’s legal fees) shall be borne by the Company unless Employee’s claim is deemed to be frivolous by the arbitrators. The arbitrators, and not a court, will be authorized to determine whether the provisions of this Section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The parties consent to the jurisdiction to the federal courts of the District of Colorado or, if there shall be no jurisdiction, to the state courts located in Arapahoe County, Colorado, to enforce any arbitration award rendered with respect thereto.

20. Legal Fees. The Company shall pay the reasonable expenses of Employee’s counsel in negotiating this Agreement up to a maximum of $4,000.

21. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

22. Application of Internal Revenue Code Section 280G. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company) or such other time as requested by Employee or the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AYTU BIOSCIENCE, INC.		EMPLOYEE

By:
Name:	GARY V. CANTRELL Chairman of the Compensation Committee Board of Directors	Name: DAVID A. GREEN Chief Financial Officer

EXHIBIT A

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made and entered into as of January __, 2018 (the “Effective Date”), by and between Aytu BioScience, Inc., a Delaware corporation (the “Company”), and David A. Green (the “Grantee”).

WHEREAS, in connection with Grantee’s employment with the Company, the Company’s Board of Directors (the “Board”) has determined to issue seventy-five thousand (75,000) shares of the Company’s common stock to Grantee, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Grantee agree as follows.

1.       Grant of Stock. The Company hereby agrees to issue to the Grantee seventy-five thousand (75,000) shares of the Company’s common stock (the “Shares”). All of the Shares received by the Grantee from the Company pursuant to this Agreement are subject to the terms of this Agreement, including but not limited to an option by the Company to repurchase such Shares.

2.       Company’s Repurchase Option.

(a)       The termination of the Grantee’s employment with the Company or a Related Entity (as defined below) for any reason will be a “Triggering Event.” The Grantee’s employment will be deemed to have terminated either upon an actual termination of employment or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Employment will not be considered interrupted in the case of any approved leave of absence or a transfer between the Company and any Related Entity. An approved leave of absence for this purpose will include sick leave, military leave, or any other authorized personal leave, so long as the Company or Related Entity has a reasonable expectation that the Grantee will return to provide services for the Company or Related Entity, and provided further that the leave does not exceed six (6) months, unless the Grantee has a statutory or contractual right to re-employment following a longer leave. The term “Related Entity” means any “parent corporation” of the Company, whether now or hereafter existing, within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and any “subsidiary corporation” of the Company, whether now or hereafter existing, within the meaning of Section 424(f) of the Code.

(b)       In the event that a Triggering Event occurs, the Company will have an option (the “Repurchase Option”) for a period of 90 days from the date of such event (as reasonably fixed and determined by the Company), to repurchase any of the Shares that are not vested pursuant to the vesting provisions set forth on Exhibit A hereto as of the date of such Triggering Event (such Shares, the “Unvested Shares”) for no additional consideration. In the event the Company elects to exercise the Repurchase Option, it will be exercised by the Company by written notice to the Grantee, which notice will specify the number of Shares and the time (not later than 30 days from the date of the Company’s notice) and place for the closing of the repurchase of the Shares. Upon delivery of such notice and payment of the purchase price (if any) in accordance with the terms hereof, the Company will become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company will have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.

(c)       If, at any time during the two (2) years immediately following the Effective Date, the Company desires to have its common stock listed on a national securities exchange and the Board determines that the existence of this grant of Shares will prohibit or materially jeopardize, delay or limit such listing, then the Company may exercise the Repurchase Option as to any Unvested Shares, on the same terms and conditions as described in Section 2(b) above.

(d)       Whenever the Company has the right to repurchase Shares hereunder, the Board may designate and assign to one or more assignees the right to exercise all or part of the Company’s repurchase rights under this Agreement to purchase all or a part of such Shares.

3.       Release of Shares From Repurchase Option. In the event the Repurchase Option is triggered pursuant to a Triggering Event and the Company (or its assigns) fails to exercise the Company’s option for the repurchase of any or all of the Shares then, upon the expiration of the 90-day option period, any and all such Shares not repurchased by the Company will be released from the Repurchase Option. Upon the release of the Repurchase Option, any Unvested Shares will immediately vest.

4.       Restriction on Transfer. Except for a transfer to a “Permitted Transferee” (as defined below), none of the Unvested Shares or any beneficial interest therein will be transferred, pledged, hypothecated, encumbered or otherwise disposed of in any way. For purposes of this Agreement, “Permitted Transferee” will mean any of Grantee’s spouse, the lineal descendant(s) (natural or adopted) of Grantee’s parents, the spouse(s) of such descendants, or a trust for the sole benefit of such persons or any of them. All transferees of Shares or any interest therein (including Permitted Transferees) will receive and hold such Shares or interest subject to the provisions of this Agreement, and will agree in writing to take such Shares or interest therein subject to all the terms of this Agreement, including restrictions on further transfer. Any sale or transfer of the Company’s Shares will be void unless the provisions of this Agreement are met.

5.       Ownership Rights. Grantee, as beneficial owner of the Shares, will have full voting rights with respect to the Shares during and after the vesting period, except to the extent repurchased to the Repurchase Option. Grantee will be entitled to receive dividends with respect to Unvested Shares prior to the vesting of such Shares as follows: (a) any regular cash dividends paid with respect to an Unvested Share will be retained by the Company and will be paid to Grantee, without interest, within thirty (30) days after the associated Share vests as provided in this Agreement, and will be forfeited if and when the associated Share is repurchased, and (b) any property (other than cash) distributed with respect to an Unvested Share (including without limitation a distribution of stock by reason of a stock dividend, stock split, or otherwise, or a distribution of other securities with respect to an associated Share) will be subject to the restrictions of this Agreement in the same manner and for so long as the associated Share remains subject to those restrictions, and will be forfeited if and when the associated Share is repurchased or will vest if and when the associated Share vests. If any Shares are repurchased pursuant to the Repurchase Option, then, on the date of such repurchase, Grantee will no longer have any rights as a stockholder with respect to such repurchased Shares or any interest therein.

6.       Investment Intent; Legends on Certificates.

(a)       Simultaneously with the execution hereof, the Grantee has executed and delivered to the Company a copy of the Investment Representation Statement in the form of Exhibit B hereto concerning the Grantee’s investment intent with respect to the Shares.

(b)       The Grantee acknowledges that the certificates evidencing the Shares will be endorsed with a legend, in addition to any other legends required by any other agreement to which the Shares are subject, substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION PROVISIONS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK AWARD AGREEMENT AND TO THE RESTRICTIONS CONTAINED THEREIN, INCLUDING RESTRICTIONS UPON TRANSFER. A COPY OF THE AGREEMENT WILL BE FURNISHED TO ANY INTERESTED PARTY UPON WRITTEN REQUEST, WITHOUT CHARGE.

(c)       The Grantee understands and agrees that neither the Company nor any agent of the Company will be under any obligation to recognize and transfer any of the Shares if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

(d)       Grantee understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

7.       Adjustment for Stock Splits and the Like. All references to the number of Shares will be appropriately and equitably adjusted to reflect any stock split, stock dividend or other change in the Company’s capitalization that may be made by the Company after the date of this Agreement.

8.       Tax Matters.

(a)       The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign (if applicable) tax consequences of the grant of the Shares and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee (and not the Company) will be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(b)       The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. The Grantee understands that he/she may elect to be taxed at the time the Shares are received rather than when and as the Repurchase Option expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of transfer to the Grantee. If the Grantee makes any tax election relating to the treatment of the Shares under the Code, at the time of such election the Grantee will notify the Company of such election.

(c)       THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

(d)       Grantee understands that, at the time that the Shares are granted, or at the time of vesting, Grantee may incur tax obligations under federal, state, local, and/or foreign law, and the Company may be required to withhold amounts from Grantee’s compensation or otherwise collect from Grantee related to such obligations. Grantee agrees that the Company (or a Related Entity) may satisfy such withholding obligations relating to the Shares by any of the following means or by a combination of such means, in the Company’s discretion: (i) withholding from any compensation otherwise payable to the Grantee by the Company; (ii) causing the Grantee to tender a cash payment; or (iii) withholding Shares with a fair market value (measured as of the date the tax withholding obligations are to be determined) equal to the amount of such tax withholding obligations from the Shares otherwise issuable to Grantee; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (or such lesser amount as may be necessary to avoid classification of the Shares as a liability for financial accounting purposes). Grantee understands that all matters with respect to the total amount of taxes to be withheld in respect of such compensation income will be determined by the Company in its reasonable discretion. Grantee further understands that, although the Company will pay withheld amounts to the applicable taxing authorities, the Grantee remains responsible for payment of all taxes due as a result of income arising under the Agreement.

9.       General Provisions.

(a)       This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the choice of law rules of any jurisdiction.

(b)       Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally, one day after deposit with a recognized international delivery service (such as FedEx), or three days after deposit in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, in each case addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by notifying the other in writing.

(c)       The rights and obligations of the Company and the Grantee hereunder will be binding upon, inure to the benefit of and be enforceable against their respective successors and assigns, legal representatives and heirs. In addition, the rights and obligations of the Company under Section 2 of this Agreement will be transferable to any one or more persons or entities as set forth therein.

(d)       Either party’s failure to enforce any provision or provisions of this Agreement, except for the exercise by the Company of its Repurchase Option, will not in any way be construed as a waiver of any such provision or provisions, nor prevent the party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(e)       Grantee agrees, upon request, to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f)       This Agreement is not employment or service contract, and nothing in this Agreement creates or will be deemed to create in any way whatsoever any obligation on the part of the Company to continue Grantee’s service.

(g)       This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. This Agreement may only be amended by a writing signed by both the Grantee and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Restricted Stock Award Agreement as of the day and year first set forth above.

COMPANY:

Aytu BioScience, Inc.

By:

Name:

Title:

Address:	373 Inverness Parkway, Suite 206
Englewood, Colorado 80112

GRANTEE: David A. Green (SEAL) Address: ______________________________ ______________________________

EXHIBIT A

VESTING

A.       Vesting. The Shares are unvested when granted, and will vest on January 1, 2028, subject to Grantee’s continued employment with the Company or a Related Entity through such date. Immediately upon such vesting, the Shares will be released from the Repurchase Option.

B.       Accelerated Vesting. Notwithstanding the foregoing, vesting will be accelerated and the Shares will be released from the Repurchase Option upon the first to occur of the following events, subject to Grantee’s continued employment with the Company or a Related Entity through the date of such occurrence.

1.	The consummation of a Change in Control Transaction (as defined below);

2.	Grantee’s employment with the Company or a Related Entity is terminated as a result of Grantee’s resignation for Good Reason (as defined below), provided that Grantee has completed at least two (2) years of continued employment from the date the Shares were granted;

3.	Grantee’s employment with the Company or a Related Entity is terminated as a result of Grantee’s Disability (as defined below); or

4.	Grantee’s employment with the Company or a Related Entity is terminated by the Company without Cause (as defined below).

In the event that accelerated vesting occurs as described in B.2., B.3., or B.4. above, then Grantee acknowledges and agrees that he will not sell any of the Shares so vested for a period of ninety (90) days immediately following such vesting (or such longer period as may be agreed in a separate written agreement, if any, between the Company and Grantee).

C       Cessation of Vesting. To the extent vesting does not occur at the time of the termination of Grantee’s employment as described in B.2., B.3., or B.4. above, vesting will cease upon such termination.

D.       Definitions. As used herein, the following terms have the definitions provided below.

“Change in Control Transaction” means the occurrence of any of the following:

(i)       The acquisition by any Person (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and including a “group” as defined in Section 13(d) thereof) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Exhibit A, the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B), and (C) of subsection (iii) below; or

Exhibit A to Restricted Stock Award Agreement

(ii)       During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)       Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its Related Entities, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Related Entities (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Exhibit A to Restricted Stock Award Agreement

“Cause” means, unless otherwise provided in an employment agreement between the Company or a Related Entity and the Grantee, a determination by the Board (excluding Grantee for such purposes if Grantee is then a Board member) that the Grantee’s employment with the Company or a Related Entity should be terminated as a result of (i) any material breach by the Grantee of any agreement between the Grantee and the Company; (ii) the conviction of or plea of nolo contendere by the Grantee to a felony or a crime involving moral turpitude; (iii) any material misconduct or willful and deliberate non-performance (other than by reason of Disability) by the Grantee of the Grantee’s duties to the Company; (iv) the Grantee’s fraud, embezzlement, or act(s) of dishonesty relating to the Company or any Related Entity, or (v) the Grantee’s failure to follow the lawful instructions of the Company’s Chief Executive Officer (or the Board if Grantee is the Chief Executive Officer).

“Disability” means (i) Grantee’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in Grantee being substantially unable to perform his duties as an employee of the Company or a Related Entity for six consecutive months (or for six months out of any nine month period); or (ii) a qualified independent physician mutually acceptable to the Company and Grantee determines that Grantee is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, so as to be unable to regularly perform his duties as an employee of the Company or a Related Entity and such condition is expected to be of a permanent or near-permanent duration.

“Good Reason” means any of the following, occurring without Grantee’s written consent: (i) there is a material reduction of the level of Grantee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the similarly-situated employees generally), (ii) there is a material reduction in Grantee’s overall responsibilities or authority, or scope of duties; or (iii) there is a material change in the principal geographic location at which Grantee must perform his services (it being understood that the relocation of Grantee to a facility or a location within forty (40) miles of the Grantee’s principal workplace as of the Effective Date shall not be deemed material for purposes of this Agreement). No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within 30 days of receipt of written notice from Grantee specifying the event or events which, absent cure, would constitute “Good Reason.”

Exhibit A to Restricted Stock Award Agreement

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

Grantee:	David A. Green

Issuer:	Aytu Bioscience, Inc. (the “Company”)

Security:	Common Stock

No. of Shares:	75,000

In connection with the receipt of the above securities, the Grantee represents to the Company as follows.

1.       Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Grantee is acquiring the securities for investment for Grantee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.       Grantee understands that the securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein.

3.       Grantee further understands that the securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is available. Moreover, Grantee understands that the Company is under no obligation to register the securities. In addition, Grantee understands that the certificate evidencing the securities will be imprinted with a legend that prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

Date: January __, 2018	GRANTEE:

David A. Green